For More Information:	- OR -
Matthew T. Murtha	Kei Advisors LLC
Senior Vice President	Deborah K. Pawlowski
Phone: 585.786.1167	Phone: 716.843.3908
Email: mtmurtha@fiiwarsaw.com	Email:dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. and Subsidiary Bank Boards Approve Merger Plan

•	Plan merges four banks into one charter, subject to regulatory approval

•	Simplified structure improves risk profile

•	Potential annual savings of over $3.0 million

•	Resulting bank to be re-named

WARSAW, N.Y., August 31, 2005 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”) announced today that its Board of Directors and the boards of its four subsidiary banks have approved a plan to merge the four subsidiary banks into one. The Company plans to submit applications to the New York State Banking Department and the Board of Governors of the Federal Reserve System for approval to merge National Bank of Geneva, Bath National Bank and Wyoming County Bank into First Tier Bank & Trust, a New York State-chartered bank and a member of the Federal Reserve System. It is planned to rename First Tier Bank & Trust prior to the consummation of the mergers.

Peter G. Humphrey, Chairman, President and CEO of FII stated, “The consolidation of our four banks is an important step in our efforts to improve our credit quality, simplify our processes and structure, ensure consistency in our lending practices and project a unified bank image throughout our operating region.

FII has several centralized functions for the subsidiary banks which include human resources, training, credit administration, post-closing loan operations, deposit operations and compliance.”

Mr. Humphrey added, “As a result of our analysis, we believe that under a one-bank holding company structure we can achieve several objectives:

•	Continue to provide the quality, friendly community bank service that our customers expect

•	Gain greater market share throughout the region

•	Improve credit quality

•	Maintain our strong credit administration discipline

•	Simplify our internal and external reporting structure and requirements

•	Over time, reduce annual overhead expenses by over $3.0 million

During the merger and following, our customers will continue to receive our high level of customer service and, except for the future name change, the event should be transparent from their perspective.”

Under the one-bank holding company structure, it is proposed that the holding company’s corporate executive officers will hold the equivalent positions for the bank. Mr. Humphrey will be President and CEO, James T. Rudgers will be Chief of Community Banking. Thomas Grover will be Chief Risk Management Officer. Kevin Klotzbach will be Chief Investment Officer and the Chief Financial Officer will be Ronald A. Miller. Reporting to the Chief of Community Banking will be Commercial Banking Executive, Marty Birmingham, currently President of NBG, and Retail Banking Executive, John Witkowski, who recently joined FII as the President of WCB. FII’s board of directors will also become the board of directors for First Tier Bank & Trust, which will simplify board governance and improve transparency. The presidents of First Tier Bank & Trust and Bath National Bank, Gary M. Rougeau and Douglas L. McCabe, respectively, will be Regional Executives for their areas.

The regulatory approval process for the mergers is anticipated to be completed in the fourth quarter of 2005. Upon consummation of the mergers, the bank will have a capital structure that well exceeds regulatory requirements for a well-capitalized bank.

ABOUT FINANCIAL INSTITUTIONS, INC.
With total assets of $2.2 billion, Financial Institutions, Inc. is the parent company of Wyoming County Bank, National Bank of Geneva, Bath National Bank and First Tier Bank & Trust. The four banks, which it has proposed to merge into a single state-chartered bank, provide a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM’s in Western and Central New York State. FII affiliates also provide diversified financial services to its customers and clients, including brokerage, trust, and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the effectiveness of its strategy, its ability to achieve the anticipated savings, the likelihood of the approval by regulators on the merger under a single charter ,the potential cost savings, the ability to gain market share, customer preferences, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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